EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of LaserCard Corporation, pertaining to the Stock Options and Restricted Stock Award Granted to Robert T. DeVincenzi, to be filed on or about February 11, 2009 of our reports dated June 4, 2008 relating to the consolidated financial statements of LaserCard Corporation and the effectiveness of internal control over financial reporting of LaserCard Corporation included in the Annual Report on Form 10-K for the year ended March 31, 2008 filed with the Securities and Exchange Commission. We also consent to the incorporation by reference of our report dated June 4, 2008 relating to the financial statement schedule for fiscal 2008, which appears in such Annual Report on Form 10-K.

/s/ Odenberg, Ullakko, Muranishi & Co. LLP

San Francisco, California
February  11, 2009